Exhibit 99.3

FOR IMMEDIATE RELEASE		Contact: Jim Hartman Medamicus, Inc. 763-577-2212

April 24, 2003

Medamicus Announces Safety Needle Supply Agreement with Cook Incorporated
Agreement Provides Distribution Channel for Single Packaged Safety Needles

MINNEAPOLIS–Medamicus, Inc. (Nasdaq: MEDM) announced that it has entered into a supply agreement with Cook Incorporated, under which Cook will distribute the Company’s Axia RSN™ guidewire introducer safety needle. The agreement grants Cook exclusive distribution rights for individually packaged needles in the United States. The Company stated that it expects Cook will market launch the Axia RSN needle early in the third quarter.

“We are extremely pleased to enter into this supply agreement with a company of Cook’s stature,” said Mark Kraus, executive vice president and COO. “They have the marketing know-how, the sales strength and the distribution resources to successfully penetrate this emerging market. Combined with the recent launch of the Axia RSN in Medtronic’s procedural kits for right sided pacing procedures in the U.S., we now have two major medical device companies leading the effort in making sharps protected needles the standard of care in the guidewire introduction market.”

David Reed, Vice President of Sales for Cook Incorporated, said, “Cook, in keeping with its desire to provide safe and effective products to the markets we serve, is pleased to enter into this agreement with Medamicus. The Axia RSN enables Cook to offer this exciting technology to providers of healthcare services.”

Medamicus, Inc., based in Plymouth, Minnesota, is a medical products company engaged in the design, development, manufacture and marketing of percutaneous delivery systems. Its products include venous vessel introducers, safety needles and other disposable delivery products for use in the implantation of pacemakers, defibrillators, catheters and infusion ports sold through OEM relationships with other medical device companies. Medamicus licenses its safety needle technology from Med-Design Corporation (MEDC).

With international headquarters in Bloomington, Ind., privately held COOK® (www.cookgroup.com/) is a leading designer, manufacturer and global distributor of minimally invasive medical device technology for diagnostic and therapeutic procedures. Since its founding in 1963, Cook has created innovative technologies for stents and stent-grafts, catheters, wire guides, introducer needles and sheaths, embolization coils, medical biomaterials, vena cava filters, implanted cardiac lead extraction equipment and other minimally invasive medical devices.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein. All forward-looking statements involve risks and uncertainties. A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2002. Among the factors that could cause results to differ materially are the following: the Company’s dependence upon a limited number of key customers for its revenue; the Company’s dependence upon licensing agreements with third parties for the technology underlying some of its products, especially the safety needle; the ability of the Company to negotiate and enter into safety needle supply agreements with major medical device companies and the ability of the Company and these customers to achieve market acceptance of the safety needle; the Company’s ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; the Company’s ability to successfully manufacture and introduce its FlowGuard valved peelable introducer; the Company’s ability to develop or acquire new products to increase its revenues; the Company’s ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and the Company’s ability to raise capital. All forward-looking statements of the Company, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. In addition, the Company disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.